ARTICLES OF INCORPORATION

                                                        OF

                                             TRANSCENDENT CORPORATION

                                                    * * * * * *

                                                       FIRST
          The name of the corporation is TRANSCENDENT CORPORATION.
                                                      SECOND
          It principal office in the State of Nevada is located at 1 East First Street, Suite 1411, Reno, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, 1 East First Street, Suite 1411, Reno, Nevada 89501.
                                                       THIRD
          The purpose or purposes for which the corporation is organized:
                                            To engage in and carry on any lawful
 business activity or trade,
          and any activities necessary,  convenient,  or desirable to accomplish
          such  purposes,   not  forbidden  by  law  or  by  these  articles  of
          incorporation.
                                                      FOURTH
          The amount of the total authorized capital stock of the corporation is One Thousand Dollars ($1,000.00) consisting on One Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each.
                                                       FIFTH
          The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.
          The names and addresses of the first board of directors are:
          NAME                                    POST-OFFICE ADDRESS
          James Kouvarakos                      1275 Danforth Avenue, Suite 212
                                               Toronto, Ontario, Canada M4J 5B6

          John Harman                                     20 Beachdale Avenue
                                     Scarborough, Ontario, Canada M1N 1V8

          Nicholas Plessas                                 126 John Street
                                            Weston, Ontario, Canada M9N 1J8

          The number of members of the Board of Directors shall not be less than three nor more than thirteen.
                                                       SIXTH
          The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.
                                                      SEVENTH
          The name and address of each of the incorporators signing the Articles of Incorporation are as follows:
          NAME                                         POST-OFFICE ADDRESS
          Conrad C. Lysiak                           601 West First Avenue
                                                                     Suite 503
                                                      Spokane, Washington 99204

                                                      EIGHTH
          The corporation is to have perpetual existence.
                                                       NINTH
          In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
          Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.
          To fix the amount to be reserved as working capital over and above its capital stock pain in, to authorize and case to be executed mortgages and liens upon the real and personal property of this corporation.

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          By  resolution  passed by a majority of the whole board,  to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
          When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.
                                                       TENTH
          Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
                                                     ELEVENTH
          This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all
rights  conferred  upon   stockholders   herein  are  granted  subject  to  this
reservation.
                                                      TWELFTH
          The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.


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          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of February, 1997.





                                                              CONRAD C. LYSIAK


STATE OF WASHINGTON                         )
                                                                           )
COUNTY OF SPOKANE                                                      )

          On this 7th day of February, 1997, before me, a Notary Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.





                                        Notary Public, residing in the State

                                           of Washington, residing in Spokane
My Commission Expires:
October 8, 1998


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